EXHIBIT 99.1

Clearfield Reports Fiscal Fourth Quarter and Full Year 2015 Results

MINNEAPOLIS, Nov. 12, 2015 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communications providers, reported results for the fiscal fourth quarter and year ended September 30, 2015.

Fiscal Q4 2015 Financial Summary
(in millions except per share data and percentages)	Q4 2015	vs. Q4 2014	Change	Change (%)
Revenue	$ 15.8	$ 14.3	$ 1.5	10%

Gross Profit	$ 6.6	$ 5.9	$ 0.7	11%
Gross Margin	41.7%	41.2%	0.5%	1%

Pre-Tax Income	$ 2.1	$ 1.7	$ 0.4	21%
Income Tax Expense	$ 0.7	$ 0.6	$ 0.1	5%

Net Income	$ 1.4	$ 1.0	$ 0.4	31%
Net Income per Diluted Share	$ 0.10	$ 0.08	$ 0.02	25%

Fiscal 2015 Financial Summary
(in millions except per share data and percentages)	2015	vs. 2014	Change	Change (%)
Revenue	$ 60.3	$ 58.0	$ 2.3	4%

Gross Profit	$ 24.9	$ 24.6	$ 0.3	1%
Gross Margin	41.2%	42.4%	-1.2%	-3%

Pre-Tax Income	$ 7.2	$ 8.6	$ (1.4)	-17%
Income Tax Expense	$ 2.5	$ 3.2	$ (0.7)	-22%

Net Income	$ 4.7	$ 5.4	$ (0.7)	-14%
Net Income per Diluted Share	$ 0.34	$ 0.40	$ (0.06)	-15%

Fiscal Q4 2015 Financial Results

Revenue for the fourth quarter 2015 increased 10% to $15.8 million from $14.3 million in the same year-ago quarter. The improvement was primarily due to increased deployments by the Company's incumbent local exchange carriers (ILEC) and competitive local exchange carrier (CLEC) customers. The revenue increase was partially offset by temporary project delays due to currency fluctuations impacting customers outside of the U.S., extended procurement times, and electoral timelines in government-owned enterprises outside of the U.S.

Gross profit increased 11% to $6.6 million (41.7% of revenue) from $5.9 million (41.2% of revenue) in the fourth quarter of 2014.

Operating expenses were $4.6 million, an increase of 8% compared to $4.2 million in the same year-ago quarter.

Pre-tax income increased 21% to $2.1 million from $1.7 million in the fourth quarter of 2014.

Net income increased 31% to $1.4 million or $0.10 per diluted share from $1.0 million or $0.08 per diluted share in the same year-ago quarter.

At September 30, 2015, cash, cash equivalents and investments totaled $34.3 million, as compared to $33.1 million at September 30, 2014. The company had no debt at quarter end.

Order backlog (defined as purchase orders received but not fulfilled) at September 30, 2015 decreased 5% to $3.5 million from $3.7 million as of June 30, 2015, and increased 6% from $3.3 million compared to September 30, 2014.

Fiscal 2015 Financial Results

Revenue increased 4% to a record $60.3 million from $58.0 million in fiscal 2014. The improvement was due to increased deployments by the Company's ILEC customers, as well as expanded sales channels. Offsetting the revenue increase was a decrease in international sales, as well as lower sales related to a slowdown in ongoing builds of a CLEC customer.

Gross profit was a record $24.9 million (41.2% of revenue) in fiscal 2015, an increase of 1% from $24.6 million (42.4% of revenue) in fiscal 2014. The increase in gross profit was the result of a higher percentage of sales associated with optical component technologies, which generally have higher margins.

Operating expenses increased 11% to $17.8 million from $16.1 million in fiscal 2014. The increase was due to the hiring of additional personnel to support sales and operational expansion.

Pre-tax income totaled $7.2 million compared to $8.6 million in fiscal 2014.

Net income totaled $4.7 million or $0.34 per diluted share, a decrease of 14% from $5.4 million or $0.40 per diluted share in fiscal 2014. The decrease was primarily due to increasing investments in selling, general and administrative expenses.

Management Commentary

"In fiscal 2015, we achieved another year of record revenues," said Clearfield CEO Cheri Beranek. "This growth was driven largely by our success in capturing greater market share in the ILEC space, as well as our ability to upsell and cross-sell to existing customers.

"While our CLEC business was down for the year, two-thirds of our CLEC revenue was derived from activity in the second half of fiscal 2015. This was due to an inventory position by the customer in the first half of the year, as well as permitting and 'right-of-way' challenges that have plagued CLEC deployment. However, our strong revenue achievement in the second half represented 100% growth in this customer segment compared to the second half of fiscal 2014. The improvement demonstrates that the 'log jam' of business has cleared up, giving us confidence that our CLEC business is back on track and positioned for growth in fiscal 2016.

"Our financial performance also reflects the strong reputation we have developed within the Tier 3 community for our intuitive and cost-efficient product solutions. As we begin the new fiscal year, we are working to leverage our proven solutions and specialized expertise to win the business of larger Tier 1 and Tier 2 broadband service providers. To ensure the success of this initiative in fiscal 2016 and beyond, we are continuing in our initiative to make calculated, strategic investments. This will include expanding and enhancing our sales force, increasing our international presence, and appointing a chief marketing executive.

"Overall, these efforts will require us to be nimble and forward-looking, keeping our eye on the big picture and the multi-billion dollar industry opportunity ahead. We anticipate achieving greater market share and accelerating revenue growth over the next twenty-four months, with growth in operating income at a pace consistent with but not outpacing revenue. While we are confident in our long-term growth, the cap-ex delays announced by service providers for the latter part of calendar year could affect our 2016 revenue. Based on our current outlook and pipeline, we expect our topline to grow by more than 10% in fiscal 2016, up from 4% in 2015. Then beginning in fiscal 2017, we see the execution of these key initiatives positioning Clearfield to regain our compounded annual growth rate for accelerated revenue growth of more than 15%."

FieldReport

Clearfield issued its FieldReport for fiscal Q4 and full year 2015, which is available in the investor relations section of the Company's website or by clicking here. Comprised of presentation slides with audio and video, the report provides additional insight into the Company's financial and operational performance.

About Clearfield, Inc.

Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. The company helps service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, the Clearfield's unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enabling its customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.clearfieldconnection.com.

Cautionary Statement Regarding Forward-Looking Information

Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "outlook," or "continue" or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company's future revenue and operating performance, growth of the FTTH market, effectiveness of the Company's sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan's transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last two fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers' businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; our success depends upon adequate protection of our patent and intellectual property rights; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and we face risks associated with expanding our sales outside of the United States; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2014 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2015	2014	2015	2014

Revenues	$15,770,602	$14,320,881	$60,323,917	$58,045,292

Cost of sales	9,195,340	8,423,776	35,455,964	33,446,526

Gross profit	6,575,262	5,897,105	24,867,953	24,598,766

Operating expenses
Selling, general and administrative	4,555,533	4,225,453	17,816,598	16,080,640
Income from operations	2,019,729	1,671,652	7,051,355	8,518,126

Interest income	30,583	25,706	105,891	95,703
Income before income taxes	2,050,312	1,697,358	7,157,246	8,613,829

Income tax expense	679,238	647,978	2,475,238	3,180,978

Net income	$1,371,074	$1,049,380	$4,682,008	$5,432,851

Net income per share:
Basic	$0.10	$0.08	$0.35	$0.42
Diluted	$0.10	$0.08	$0.34	$0.40

Weighted average shares outstanding:
Basic	13,249,793	13,180,589	13,216,010	12,916,273
Diluted	13,606,462	13,695,290	13,587,532	13,601,594

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS
UNAUDITED

	September 30, 2015	September 30, 2014
Assets
Current Assets
Cash and cash equivalents	$18,071,210	$18,191,493
Short-term investments	7,925,000	6,632,000
Accounts receivable, net	6,010,900	5,027,856
Inventories	7,182,854	5,390,342
Other current assets	1,563,665	2,792,692
Total current assets	40,753,629	38,034,383

Property, plant and equipment, net	5,689,673	2,462,250

Other Assets
Long-term investments	8,290,000	8,302,000
Goodwill	2,570,511	2,570,511
Deferred taxes – long-term	--	156,622
Other	323,804	322,132
Total other assets	11,184,315	11,351,265
Total Assets	$57,627,617	$51,847,898

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,357,791	$2,104,526
Accrued compensation	2,598,661	2,749,080
Accrued expenses	80,803	247,658
Total current liabilities	5,037,255	5,101,264

Other Liabilities
Deferred taxes – long-term	1,082,887	--
Deferred rent	228,345	--
Total other liabilities	1,311,232	--
Total Liabilities	6,348,487	5,101,264
Commitment and contingencies
Shareholders' Equity
Common stock	137,057	137,430
Additional paid-in capital	55,887,850	56,036,989
Accumulated deficit	(4,745,777)	(9,427,785)
Total Shareholders' Equity	51,279,130	46,746,634
Total Liabilities and Shareholders' Equity	$57,627,617	$51,847,898

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Year Ended September 30,	Year Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$4,682,008	$5,432,851
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,216,083	699,869
Deferred income taxes	2,342,045	3,019,626
Loss on disposal of assets	23,196	12,809
Stock-based compensation expense	1,074,727	794,865
Changes in operating assets and liabilities:
Accounts receivable, net	(983,044)	2,809,687
Inventories	(1,792,512)	236,422
Other current assets	121,381	(243,339)
Accounts payable and accrued expenses	164,336	(1,234,039)
Net cash provided by operating activities	6,848,220	11,528,751

Cash flows from investing activities:
Purchases of property and equipment	(4,518,782)	(1,418,461)
Purchase of investments	(10,374,000)	(8,899,000)
Proceeds from sale of property and equipment	79,936	40,908
Patent additions	(24,418)	(36,544)
Sale of investments	9,093,000	6,727,000
Net cash used in investing activities	(5,744,264)	(3,586,097)

Cash flows from financing activities:
Repurchase of common stock	(849,157)	--
Proceeds from issuance of common stock under employee stock purchase plan	211,459	185,584
Proceeds from issuance of common stock	43,106	646,453
Excess tax benefit from exercise of stock options	9,660	8,474
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(639,307)	(399,629)
Net cash (used in) provided by financing activities	(1,224,239)	440,882
(Decrease) increase in cash and cash equivalents	(120,283)	8,383,536
Cash and cash equivalents at beginning of year	18,191,493	9,807,957
Cash and cash equivalents at end of year	$18,071,210	$18,191,493

Supplemental cash flow information
Cash paid during the year for income taxes	$50,850	$361,284

Non-cash financing activities
Cashless exercise of stock options	$207,738	$297,883
CONTACT: Investor Relations Contact:

         Matt Glover and Najim Mostamand
         Liolios Group, Inc.
         949-574-3860
         CLFD@liolios.com